Exhibit 99.1

Contacts:	James K. Johnson
Chief Financial Officer
Alloy, Inc.
212/244-4307

For immediate release:

ALLOY ANNOUNCES SECOND QUARTER RESULTS

Total Revenues Up 9%;

Gross Margin Dollars Up $8.5 Million Versus Prior Year Quarter

New York, NY – September 7, 2005 - Alloy, Inc. (Nasdaq: ALOY), a media, marketing services, direct marketing and retail company primarily targeting the dynamic Generation Y population, today reported revenues for the fiscal quarter ended July 31, 2005 of $89.2 million and a loss from continuing operations, including preferred stock dividends and accretion, of $3.5 million or $0.08 per diluted share. The net loss attributable to common stockholders was $3.3 million or $0.07 per diluted share. In the second fiscal quarter of 2005, Alloy registered $1.7 million of earnings from continuing operations before interest and other income/expense, income taxes, depreciation and amortization, stock-based compensation expense, spin off costs, restructuring charges, and asset write-downs due to impairment (“Adjusted EBITDA”). For additional financial detail, including the reconciliation of Adjusted EBITDA to net income (loss) as determined under GAAP, please refer to the financial tables provided at the end of this release.

Total revenues for the second fiscal quarter of 2005 increased 9.0% to $89.2 million, compared with $81.9 million for the second quarter of fiscal 2004. Second fiscal quarter net merchandise revenues of $43.0 million increased 10.3% compared with $39.0 million for last year’s second fiscal quarter. The increase resulted primarily from strength in the direct marketing segment as all of the company’s direct marketing titles exceeded last year’s second fiscal quarter sales and gross margin levels. Second fiscal quarter sponsorship and other revenues also increased from $42.8 million for last year’s second fiscal quarter to $46.2 million for the second quarter of fiscal 2005, a 7.8% increase. Second fiscal quarter gross profit increased to $48.2 million, or 54.1% of revenues, compared with $39.7 million, or 48.4% of revenues, for the comparable period last year, driven primarily by significant gross margin improvement in our promotional marketing business and the previously noted improvements in the direct marketing segment of our merchandising business.

Operating expenses were $50.4 million for the second quarter of fiscal 2005 versus $49.1 million for the second quarter of fiscal 2004. Contributing to the increase were expenses of $0.4 million associated with the anticipated separation of our merchandising business from our media and marketing services business (i.e., the spin off transaction) later in the year and $0.9 million of impairment charges also associated with long lived assets in our merchandising business. Despite these one-time charges, operating expenses decreased as a percentage of total revenues to 56.6% for the second quarter of fiscal 2005 versus 60% for the second quarter of fiscal 2004. The percentage decrease resulted primarily from the cost savings derived from integrating the operations of dELiA*s, which we acquired in September 2003, into our merchandise operations, along with reduced corporate overhead costs including technology, finance, legal and other fixed overhead expenses. Beginning in the third quarter of fiscal 2004, we began to more fully realize many of the synergies we expected to result from combining our direct marketing operations with those of dELiA*s, leveraging our combined scale, selling across our combined databases while controlling overall catalog circulation, and consolidating fulfillment operations.

The loss from continuing operations, including preferred dividends and accretion, for the second quarter of fiscal 2005 was $3.5 million, or $0.08 per diluted share compared with a loss of $11.8 million for last year’s second fiscal quarter or $0.28 per diluted share. The net loss for the second quarter of fiscal 2005 was $3.1 million, compared with a net loss of $11.2 million for last fiscal year’s second quarter. Net loss attributable to common stockholders for the second quarter of fiscal 2005 was $3.3 million, or $0.07 per diluted share, compared with a net loss attributable to common stockholders of $11.6 million, or $0.27 per diluted share, for last year’s fiscal second quarter. Our weighted average common shares outstanding now include the impact of the conversion of the Series B Redeemable Convertible Preferred Stock into approximately 3.3 million shares of Alloy, Inc. common stock on June 15, 2005. Adjusted EBITDA transitioned from a loss of $5.4 million for the second quarter of fiscal 2004 to earnings of $1.7 million for the second quarter of fiscal 2005.

Commenting on the quarter, Matt Diamond, Chairman and Chief Executive Officer stated, “We are pleased to report that we made meaningful progress toward improved sustained profitability in both our merchandising and sponsorship businesses. During the second quarter in both the merchandise and the media and marketing services businesses we saw a combination of improved sales productivity, margin expansion and a lower overall cost structure that lead to improved profitability. We look forward to building on these improvements as well as executing on our previously announced dELiA*s retail store roll-out plan.”

Looking ahead, Mr. Diamond concluded, “As you have seen today by our filing of a Form S-1 Registration Statement with the Securities and Exchange Commission, it is the Company’s intention to spin-off the merchandising business from our media and marketing services business in the near term. We are working to complete this transaction prior to the close of our fiscal year.” As previously announced, in fiscal 2005 the Company will not be providing an earnings per share or Adjusted EBITDA target range for the year. Instead, during our quarterly conference calls we will provide a recap and outlook for key operating metrics that we expect will influence our earnings per share and Adjusted EBITDA and our strategies to improve these metrics along with our actual financial results throughout the year.

Total revenues for the six months ended July 31, 2005 increased 6.8% to $176.9 million compared with $165.7 million for the six months ended July 31, 2004. Net merchandise revenues for the six months ended July 31, 2005 of $87.5 million were up 10.3% versus $79.3 million for the six months ended July 31, 2004. Sponsorship and other revenues of $89.4 million for the six-month period ended July 31, 2005 increased 3.5% compared with $86.4 million for the same period last year. Gross profit for the six months ended July 31, 2005 increased to $91.0 million, or 51.5% of revenues, compared with $79.0 million, or 47.7% of revenues, for the first six months of fiscal 2004. Operating expenses were flat at $96.8 million for the six months ended July 31, 2005 and 2004. However, operating expenses decreased as a percentage of total revenues to 54.7% for the six months ended July 31, 2005 versus 58.4% for the six months ended July 31, 2004. The loss from continuing operations, including preferred stock dividends and accretion, for the six months ended July 31, 2005 was $8.5 million, or $0.20 per diluted share compared with a loss of $21.3 million for the six months ended July 31, 2004 or $0.50 per diluted share. Net loss for the six months ended July 31, 2005 was $19.0 million, compared with a net loss of $20.4 million for the six months ended July 31, 2004. Net loss attributable to common stockholders for the six months ended July 31, 2005 was $19.6 million, or $0.45 per diluted share, compared with net loss attributable to common stockholders of $21.2 million, or $0.50 per diluted share for the six months ended July 31, 2004.

The 2005 results reflect management’s sale of the operations of Dan’s Competition (“Dan’s”) in June 2005. Accordingly, the company’s results reflect Dan’s as a discontinued operation and include a loss on disposition of the related net assets of approximately $11.4 million. Approximately $13 million in net proceeds were received from the sale. The 2004 results have been restated to reflect Dan’s as a discontinued operation.

About Alloy

Alloy, Inc. is a media, marketing services, direct marketing and retail company primarily targeting Generation Y, a key demographic segment comprising the more than 60 million boys and girls in the United States between the ages of 10 and 24. Alloy’s convergent media model uses a wide range of media assets to reach more than 31 million Generation Y consumers each month and is comprised of two distinct divisions: Alloy Media + Marketing and Alloy Merchandising Group. Alloy Media + Marketing is one of the largest providers of targeted media and promotional marketing programs incorporating such industry recognized divisions as Alloy Marketing & Promotions (AMP), 360 Youth, American Multicultural Marketing (AMM), Market Place Media (MPM), Alloy Education, Alloy Entertainment, and Alloy Out-of-Home. Working with these groups, marketers can connect with their targeted audience through a host of advertising and marketing programs incorporating Alloy’s wide ranging media and marketing assets such as direct mail catalogs, college and high school newspapers, Web sites, display media boards, college guides, and promotional events. Alloy Merchandising Group, our direct marketing and retail store division, includes the dELiA*s, Alloy, and CCS brand names and sells apparel, accessories, footwear, room furnishings and action sports equipment directly to the youth market through catalogs, websites and retail stores. For further information regarding Alloy, please visit our corporate website at (www.alloyinc.com).

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to our Web sites (www.alloy.com, www.delias.com, and www.ccs.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world, and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2005, which is on file with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

Alloy, Inc.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended 7/31/2004	Three Months Ended 7/31/2005	Six Months Ended 7/31/2004	Six Months Ended 7/31/2005
Net merchandise revenues	$39,009	$43,031	$79,302	$87,461
Sponsorship and other revenues	42,843	46,171	86,409	89,438

Total revenues	81,852	89,202	165,711	176,899
Cost of goods sold	42,195	40,969	86,722	85,857

Gross profit	39,657	48,233	78,989	91,042

Selling and marketing expenses	35,941	38,888	70,695	74,348
General and administrative expenses	11,216	9,408	22,434	18,931
Amortization of acquired intangible assets	1,404	749	2,663	1,842
Stock-based compensation	352	84	703	139
Impairment of long-lived assets	0	889	0	924
Spin off costs	0	427	0	615
Restructuring charges	192	0	318	0

Total operating expenses	49,105	50,445	96,813	96,799

Loss from continuing operations before interest and other income (expense) and income taxes	(9,448)	(2,212)	(17,824)	(5,757)

Interest and other income (expense), net	(1,829)	(1,043)	(2,515)	(2,106)

Loss from continuing operations before income taxes	(11,277)	(3,255)	(20,339)	(7,863)
Income tax expense	110	17	120	66

Loss from continuing operations	(11,387)	(3,272)	(20,459)	(7,929)

Discontinued operations
Income (loss) from operations of discontinued Dan’s Competition (including loss on disposal of 11,405), net of tax	232	213	61	(11,029)

Net loss	(11,155)	(3,059)	(20,398)	(18,958)

Preferred stock dividend and accretion	401	217	795	620

Net loss attributable to common stockholders	$(11,556)	$(3,276)	$(21,193)	$(19,578)
Basic loss per common share:
Loss from continuing operations including preferred stock dividends and accretion	$(0.28)	$(0.08)	$(0.50)	$(0.20)
Income (loss) from discontinued operations	$0.01	$0.01	$0.00	$(0.25)

Total basic loss attributable to common stockholders	$(0.27)	$(0.07)	$(0.50)	$(0.45)

Diluted loss per common share:
Loss from continuing operations including preferred stock dividends and accretion	$(0.28)	$(0.08)	$(0.50)	$(0.20)
Income (loss) from discontinued operations	$0.01	$0.01	$0.00	$(0.25)

Total diluted loss attributable to common stockholders	$(0.27)	$(0.07)	$(0.50)	$(0.45)

Weighted average basic common shares outstanding:	42,711,248	44,619,471	42,531,538	43,796,270

Weighted average diluted common shares outstanding:	42,711,248	44,619,471	42,531,538	43,796,270

Reconciliation of EBTA and Adjusted EBITDA to GAAP Results (1):
Net loss from continuing operations	$(11,387)	$(3,272)	$(20,459)	$(7,929)
Income tax expense	110	17	120	66
Amortization of acquired intangible assets	1,404	749	2,663	1,842
Stock-based compensation	352	84	703	139
Impairment of long-lived assets	0	889	0	924
Spin off costs	0	427	0	615
Restructuring charges	192	0	318	0

EBTA excluding stock-based compensation, restructuring, asset write-downs and spin off costs	$(9,329)	$(1,106)	$(16,655)	$(4,343)
Interest and other income (expense), net	(1,829)	(1,043)	(2,515)	(2,106)
Depreciation and amortization	2,121	1,806	4,331	3,743

Adjusted EBITDA	$(5,379)	$1,743	$(9,809)	$1,506

(1)	This press release contains the non-GAAP financial measures EBTA and Adjusted EBITDA. Alloy uses EBTA and Adjusted EBITDA to evaluate its performance period to period without taking into account certain expenses which, in the opinion of Alloy management, do not reflect Alloy’s results from its core business activities. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. These non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure as is required under SEC rules regarding the use of non-GAAP financial measures. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America.

Alloy, Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	January 31, 2005	July 31, 2005
	(unaudited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$25,137	$30,680
Marketable securities	6,341	2,001
Accounts receivable, net	39,657	42,220
Inventories	26,623	32,909
Prepaid catalog costs	2,588	3,869
Other current assets	6,651	6,107
Current assets of discontinued operations	2,763	0

Total current assets	109,760	117,786

Property and equipment, net	24,505	23,980
Goodwill, net	185,763	185,763
Intangible and other assets, net	17,159	15,461
Noncurrent assets of discontinued operations	21,946	0

Total assets	$359,133	$342,990

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$29,287	$22,403
Deferred revenues	18,144	18,137
Mortgage Note payable	160	172
Bank Loan Payable	0	3,922
Accrued expenses and other current liabilities	26,433	32,097
Current liabilities of discontinued operations	822	302

Total current liabilities	74,846	77,033

Long term liabilities	6,209	6,271
Convertible debt	69,300	69,300

Series B Preferred Stock	16,042	0

Stockholders’ Equity	192,736	190,386

Total liabilities and stockholders’ equity	$359,133	$342,990